Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-144705, 333-176696, 333-204841, 333-221385 and 333-239089, and in Post-Effective Amendments No. 1 to Registration Statement Nos. 333-176696, 333-204841 and 333-221385 on Form S-8 of Crocs, Inc. of our report dated April 29, 2022, relating to the combined financial statements of Full Fortune Worldwide Limited, Full Fortune Intellectual Limited and Full Fortune Online Limited as of and for the year ended March 31, 2021 appearing in this Current Report on Form 8-K/A of Crocs, Inc.

/s/ Ernst & Young
Hong Kong, the People’s Republic of China
April 29, 2022